EXHIBIT 12


                             JORDAN INDUSTRIES, INC.
                             -----------------------
             COMPUTATIONS OF THE RATIOS OF EARNINGS TO FIXED CHARGES
             -------------------------------------------------------
                             (dollars in thousands)
                             ----------------------



                                                Year Ended December 31,
                                      -----------------------------------------
                                        2002            2001            2000
                                       ------          ------          ------
Fixed Charges:
   Interest expense                   $ 89,372        $ 91,344        $ 92,009
   Rental expenses included in
     fixed charges                       6,031           6,016           5,374
                                       --------        --------        --------
            Total Fixed Charges         95,403          97,360          97,383
Earnings:
   Pre-tax income (loss)               (35,984)        (64,001)        (38,884)
   Plus: fixed charges                  95,403          97,360          97,383
                                       --------        --------        --------
            Total Earnings              59,419          33,359          58,499
                                       --------        --------        --------

Deficiency                            $(35,984)       $(64,001)       $(38,884)
                                      =========       =========       =========